Exhibit 10.4

DATE

NAME
ADDRESS
CITY, STATE ZIP

RE:   EMPLOYMENT AGREEMENT

Dear :

As you know, Inland Western Retail Real Estate Trust, Inc. (the “Company”) has entered into an agreement to acquire, through subsidiaries of the Company, certain entities presently providing advisory and property management services to the Company pursuant to an Agreement and Plan of Merger dated as of  August 14, 2007 (the “Merger Agreement”).  This letter agreement (this “Agreement”) sets forth the terms under which, upon the consummation of transactions set forth in the Merger Agreement (the “Closing”), you agree to be employed by the Company.

1.             POSITION AND RESPONSIBILITIES.   You shall serve as [TITLE] of the Company, with duties commensurate to such a position, and such other duties and responsibilities as assigned from time to time by the Board of Directors of the Company.  In addition, as requested by the Board of Directors of the Company, you will provide advice, consultation and services to any other entities which control, are controlled by or are under common control with the Company now or in the future.  During your Employment Period (as defined below), you will (a) faithfully serve and further the interests of the Company, (b) comply with all reasonable rules and policies of the Company and (c) devote all of your business time, attention and energies to the performance of your duties as described herein.

2.             EMPLOYMENT PERIOD.   Your term of employment with the Company shall commence on the date of the Closing and shall continue until December 31, 2007 (the “Employment Period”), subject to earlier termination as provided herein.  Notwithstanding the foregoing, your Employment Period may be terminated (i) by you or the Company for any reason effective upon sixty (60) days prior written notice or (ii) by the Company for Cause effective without prior written notice to you.  For the purposes of this Agreement, “Cause” shall mean (a) conduct amounting to fraud, embezzlement or illegal misconduct in connection with your employment under this Agreement, (b) conduct that the Company reasonably believes has brought the Company into substantial public disgrace or disrepute, (c) failure to perform your duties as reasonably directed by the Company, (d) gross negligence or willful misconduct with respect to the Company or its employees, clients or activities or (e) any other material breach of (i) this Agreement, (ii) any other agreement between you and the Company or (iii) any written policy adopted by the Company with respect to conflicts of interest, standards of business conduct or fair employment practices or any other similar matter.  With respect to items (c) and

(e) above, the Company shall first provide you with notice of its intent to terminate for Cause and a description of the grounds for termination, and shall provide you with fifteen (15) days to cure any such grounds prior to the effectiveness of such termination.

3.             COMPENSATION.   During your Employment Period, the Company shall pay you a base salary of [SALARY] ($xxxx) per year (the “Base Salary”), pro-rated for the remainder of 2007.  At the end of the Employment Period, the Company shall review your Base Salary to determine an appropriate Base Salary to be effective at the beginning of the subsequent period as the parties hereto may agree upon.   In addition to Base Salary, Inland Real Estate Investment Corporation (“IREIC”) shall determine and may pay to you an annual bonus for the year ended December 31, 2007 (the “2007 Bonus”) in the sole discretion of IREIC.  Consistent with past practice, the Company shall not reimburse IREIC for any portion of the 2007 Bonus.  If your employment is terminated by you or the Company for any reason, the Company shall pay or provide your (i) Base Salary accrued through the termination of this Agreement, (ii) reimbursable expenses, (iii) pro-rata annual bonus (if any) and (iv) any benefits required to be paid or provided under applicable law, and you agree that you are not entitled to any other severance.

4.             PAYMENT AND REIMBURSEMENT OF EXPENSES.   All compensation shall be payable in intervals in accordance with the general payroll payment practice of the Company.  The Company shall reimburse you for all ordinary and necessary business expenses incurred by you in connection with the performance of your duties hereunder, which reimbursement shall be governed by the reimbursement policies of the Company.

5.             BENEFITS.   You shall be eligible to participate in any retirement, pension, profit-sharing or other similar plans of the Company or its affiliates which may now or hereafter be in effect and for which executive employees of the Company are eligible to participate.  In the event of the termination of your Employment Period, your rights with respect to any such plan, including the vesting of any benefits thereunder, shall be governed by the respective plan documents.

6.             CONFIDENTIALITY.   You hereby acknowledge and agree that the duties and services to be performed by you under this Agreement are special and unique and that as a result of your employment by the Company you have developed over time and will acquire, develop and use information of a special and unique nature and value that is not generally known to the public or to the Company’s industry, including but not limited to, certain records, secrets, documentation, software programs, price lists, ledgers and general information, employee records, mailing lists, client lists, client profiles, prospective customer or client lists, accounts receivable and payable ledgers, financial and other records of the Company or its affiliates, information regarding its clients or principles, and other similar matters (all such information being hereinafter referred to as “Confidential Information”).  You further acknowledge and agree that the Confidential Information is of great value to the Company and that the restrictions and agreements contained in this Agreement are reasonably necessary to protect the Confidential Information and the goodwill of the Company and the affiliates.  During your Employment Period and for a period of one (1) year thereafter, unless required by law, you will not divulge Confidential Information to any person, firm, corporation, limited liability company or other organization without the prior written consent of the Company.  Upon the termination of your employment for any reason whatsoever, you shall deliver or cause to be delivered to the Company any and all Confidential Information, regardless of the medium upon which it is stored.

7.             NON-SOLICITATION.   You hereby covenant and agree that, until the second anniversary of the Closing, you will not hire, cause, encourage, or facilitate, either directly or indirectly, the hiring of any employees of the Company, or any company associated with the Inland Real Estate Group of Companies and their affiliates.

8.             GOVERNING LAW.   The parties agree that this Agreement shall be governed by the laws of the State of Illinois, and the parties agree that any suit, action or proceeding with respect to this Agreement shall be brought in the state courts in Chicago, Illinois or in the U.S. District Court for the Northern District of Illinois.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered as of the day and year first above written.

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC., a Maryland corporation	[NAME]

By:
Name:
Its:

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